A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRIES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
July 13, 2004

A. O. Smith increases quarterly dividend;
announces judgment in dip tube trial

        Milwaukee, Wis.--Directors of A. O. Smith Corporation (AOS-NYSE) today announced a $.01 increase in the company's quarterly cash dividend to a rate of $.16 per share.

        The increased dividend will apply to both Common Stock and Class A Common Stock and is payable on Aug. 16 to shareholders of record July 30.

        A judge in the Civil District Court for the Parish of Orleans (New Orleans), La., late last week entered a partial judgment in favor of A. O. Smith Corporation, its State Industries, Inc. subsidiary, and four other water heater manufacturers.

        The jury’s verdict in favor of the manufacturers totaled $19 million. However, because the 12-person jury was one vote short of the required nine votes to reach a verdict on some of the remaining liability claims against Perfection Corporation, $77 million of additional damages awarded will be the subject of a partial new trial.

        Perfection Corporation of Madison, Ohio, supplied defective dip tubes to the water heater manufacturers during a period from August 1993 to October 1996. Appeals from the court’s judgment are likely. The company continues to expect that all or a substantial portion of its dip tube costs will be recovered through this action or other avenues.